Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement (Form S-3, No. 333-112360) and related Prospectus of Adept Technology, Inc. for the registration of 4,548,160 shares of its common stock and to the incorporation by reference therein of our report dated August 19, 2005, with respect to the consolidated financial statements and schedule of Adept Technology, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 2, 2005